 Exhibit 99.8

TPT Global Tech’s “QuikLAB” Receives Certificate of Use From Miami Dade County Zoning to Operate

SAN DIEGO, CA / ACCESSWIRE / August 3, 2020 / TPT Global Tech, Inc. ("TPTW, the Company or TPT Global Tech") (OTCQB:TPTW) announced today that its subsidiary TPT MedTech's Mobile Covid 19 Turnkey Rapid Test Lab "QuikLAB" received approval from Miami Dade County Zoning to start operations in Miami, Florida at the Dadeland Mall located 7209 N. Kendall Dr. The Miami County zoning office issued the Certificate of Use Friday, July 31, 2020.

The company's QuikLAB Use Case utilizes and showcases all of TPT Global Tech's technology platform strengths (Telecom, Media, SaaS, Medical and Smartphone) in a single business model pushing, what TPT Global Tech believes, to the forefront in the fight against Covid 19 and beyond. At the same time the company has positioned itself to deliver such an innovative testing and monitoring Healthcare and Telemedicine solutions to Companies, Government Agencies and the general public domestically and internationally. The company also believes this unique product set them apart from all the rest as we move deeper into this global pandemic while at the same time offering a day to day rapid testing solution to individuals.

"Our Team in Miami did a great job with working with the Miami Dade County Zoning group and we look forward to starting operations in Miami very soon now that the zoning issues have been completed." said Stephen Thomas CEO.

About TPT Global Tech
TPT Global Tech Inc. (TPTW) based in San Diego, California, is a technology-based company with divisions providing telecommunications, medical technology and product distribution, media content for domestic and international syndication as well as technology solutions. TPT Global Tech offers Software as a Service (SaaS), Technology Platform as a Service (PAAS), Cloud-based Unified Communication as a Service (UCaaS). It offers carrier-grade performance and support for businesses over its private IP MPLS fiber and wireless network in the United States. TPT's cloud-based UCaaS services allow businesses of any size to enjoy all the latest voice, data, media and collaboration features in today's global technology markets. TPT Global Tech also operates as a Master Distributor for Nationwide Mobile Virtual Network Operators (MVNO) and Independent Sales Organization (ISO) as a Master Distributor for Pre-Paid Cellphone services, Mobile phones Cellphone Accessories and Global Roaming Cellphones.

Forward-Looking Statements
This press release contains "forward-looking statements" within the meaning of various provisions of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, commonly identified by such terms as "believes," "looking ahead," "anticipates," "estimates" and other terms with similar meaning. Specifically, statements about the Company's plans for accelerated growth, improved profitability, future business partners, M&A activity, new service offerings, and pursuit of new markets are forward-looking statements. Although the company believes that the assumptions upon which its forward-looking statements are based are reasonable, it can give no assurance that these assumptions will prove to be correct. Such forward-looking statements should not be construed as fact. The information contained in such statements is beyond the ability of the Company to control, and in many cases, the Company cannot predict what factors would cause results to differ materially from those indicated in such statements. All forward-looking statements in the press release are expressly qualified by these cautionary statements and by reference to the underlying assumptions.

Frank Benedetto
619-915-9422

SOURCE: TPT Global Tech, Inc.